Exhibit 99.1
SCOLR Pharma, Inc. Receives Notices from NYSE Amex LLC
Regarding Compliance Plan and Listing Standards

Bothell, WA, November 30, 2009, - SCOLR Pharma, Inc. (NYSE Amex: DDD) announced today that on November 25, 2009, the NYSE Amex LLC (the “Exchange”) notified the Company that it had accepted the Company’s plan to comply with its previously disclosed listing deficiency under Section 1003(a)(iv) of the Exchange Company Guide.  Specifically, the deficiency notice stated that the Company sustained losses which were so substantial in relation to its overall operations or its existing financial resources, or its financial condition had become so impaired that it appeared questionable, in the opinion of the Exchange, as to whether the Company would be able to continue operations or meet its obligations as they mature.  In accordance with applicable Exchange requirements, the Company submitted a plan of compliance to the Exchange on October 15, 2009 (with subsequent updates) setting forth the actions it has taken or would take to bring the Company into compliance with the standard set forth in Section 1003(a)(iv) of the Exchange Company Guide by March 15, 2010.

The Company also reported that on November 23, 2009, it received a notice from the Exchange that the Company is not in compliance with the additional continued listing standard of Section 1003(a)(ii) of the Exchange Company Guide which requires stockholders’ equity of $4,000,000 for companies with losses from continuing operations in three of its last four fiscal years.  The Exchange had previously notified the Company that it was not in compliance with Section 1003(a)(iii) which requires stockholders’ equity of $6 million for companies with losses from continuing operations and net losses in its five most recent fiscal years.  On September 15, 2009, the Exchange notified the Company that it had accepted the Company’s compliance plan and granted the Company an extension until December 27, 2010 to regain compliance with Section 1003(a)(iii) of the Company Guide.  Due to the higher stockholders’ equity requirement incorporated into the previously accepted plan for compliance with Section 1003(a)(iii) of the Company Guide, the Company is not required to submit an additional plan of compliance in connection with the deficiency relating to the $4,000,000 stockholders’ equity standard of Section 1003(a)(ii) of the Company Guide.

As a result, and subject to the requirements discussed below, the Company’s listing on the Exchange will be continued pursuant to extension to enable the Company to regain compliance with Section 1003(a)(iv) of the Company Guide by March 15, 2010 and with Sections 1003(a)(ii) and 1003(iii) of the Company Guide by December 27, 2010.  The Company will be required to provide the Exchange staff with updates in connection with the initiatives of the plan of compliance at least quarterly or upon the Exchange’s request and the Exchange staff will review the Company periodically for compliance with the plan during the extension periods.  Failure to make progress consistent with the plan of compliance or to regain compliance with the continued listing standards by the end of the applicable extension periods could result in the Company being delisted from the Exchange.  There can be no assurance that the Company will be able to make progress consistent with its plan to regain compliance with the Exchange’s continued listing standards in a timely manner, or at all.

The Company’s stock trading symbol will remain DDD on NYSE Amex; but will continue to include an indicator (.BC) as an extension to signify noncompliance with the continued listing standards. The .BC indicator will remain as an extension on the trading symbol until the Company has regained compliance with all applicable continued listing standards.

About SCOLR Pharma:

Based in Bothell, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company. SCOLR Pharma’s corporate objective is to combine its formulation expertise and its patented CDT platform to develop novel pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platforms are based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425.368.1050 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to regain compliance with NYSE Amex listing standards in accordance with our plan, our ability to advance development of our potential products and complete research and development, our ability to raise additional funds or enter strategic alliances, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

Contact:
Investor Relations
SCOLR Pharma, Inc.
(425) 368-1050 ext. 1080
info@scolr.com